SUPPLEMENT FOR PERSONAL SERVICES

This Agreement, dated as of July 31, 2008, is between CUNA Mutual Insurance Society ("COMPANY") and T. Rowe Price Investment Services, Inc., (the "DISTRIBUTOR"), is intended to supplement the Administrative Services Agreement dated September 16, 2002 by, between and among the Company, T. Rowe Price Associates, Inc. ("PRICE ASSOCIATES") and T. Rowe Price International, Inc. ("TRPI"). All terms herein, unless otherwise defined, shall have the same meaning as used in the Administrative Services Agreement.

Whereas, certain portfolios of the T. Rowe Price Equity Series, Inc. and the T. Rowe Price Fixed Income Series, Inc. (the "FUNDS") are authorized to issue a class of shares ("VIP II CLASS" or "CLASS") with respect to which the Funds have adopted a plan ("12B-1 PLAN") for purposes of paying for personal services under Rule 12b-l of the Investment Company Act of 1940 with respect to VIP II Class shares;

Whereas, the Company intends to issue Contracts that will be funded by an investment in the VIP II Class shares; and

Whereas, the Company is interested in performing personal services for the Distributor with respect to VIP II Class shares in exchange for the receipt of fees pursuant to the 12b-l Plan.

In consideration of the foregoing and the mutual covenants set forth below the Company and the Distributor agree as follows:

1. DISTRIBUTOR. The Distributor is a broker-dealer registered under the Securities Exchange Act of 1934 and with the National Association of Securities Dealers, Inc. and serves as the principal underwriter of the Funds. The Distributor is affiliated with Price Associates.

2. PERSONAL SERVICES. The Company has agreed to assist Distributor, as it may request from time to time, with the provision of personal services to the Funds, as they may relate to the investment in the VIP II Class by the Separate Accounts. It is anticipated that such services shall include customer liaison services and maintenance of customer accounts of the VIP II Class, including (but not limited to): (i) continuing education and training of insurance agents and other representatives of the Company with respect to the Class and the Fund's portfolios offering the Class and serving as funding vehicles for the Contracts; (ii) the provision of services by insurance agents and other representatives of the Company who will provide personal service and attention to the foregoing; and (iii) other services in respect of the Class as mutually agreed upon from time to time.
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3. PAYMENT FOR PERSONAL SERVICES. In consideration of the services to be provided by the Company and its agents, the Distributor, in accordance with the 12b-l Plan, shall pay to the Company a fee with respect to the Class of each portfolio of Funds equal to 25 basis points (0.25%) per annum of the average aggregate net asset value of the shares of each Class held by the Separate Accounts under the Participation Agreement. For purposes of computing the payment to the Company contemplated under this Paragraph 3, the average aggregate net asset value of shares of each Class held by the Separate Accounts over a monthly period shall be computed by totaling each Separate Account's aggregate investment (share net asset value multiplied by total number of shares held by the Separate Account) on each business day during the calendar month, and dividing by the total number of business days during each month. The Payments contemplated by this Paragraph 3 shall be calculated by the Funds at the end of each calendar month and will be paid to each Company within 30 calendar days thereafter.

4. TERM. The term of this Agreement shall run concurrently with the term of the Administrative Services Agreement.

5. RELATIONSHIP TO OTHER AGREEMENTS. This Agreement is intended to supplement the Administrative Services Agreement and not intended to conflict with or supersede the provisions of the Administrative Services Agreement or the Participation Agreement ("Prior Agreements"). All representations and warranties made by the parties in the Prior Agreements are incorporated into this Agreement and shall be deemed to have been made in connection with this Agreement.

                      T. ROWE PRICE INVESTMENT SERVICES, INC.

                      By: /s/ Laura Chasney
                          ----------------------------
                      Name: Laura Chasney
                      Title: VP

                      CUNA MUTUAL INSURANCE SOCIETY

                      By: /s/ Steven R. Suleski
                          ----------------------------
                      Name: Steven R. Suleski
                      Title: VP